Exhibit 10.6

INTERCOMPANY SERVICES AGREEMENT

Between

RIVERSOURCE LIFE INSURANCE COMPANY

And

AMERIPRISE INDIA PRIVATE LIMITED

INTERCOMPANY SERVICES AGREEMENT

This Intercompany Services Agreement (this “Agreement”) is made effective as of the 1st day of January, 2016 (the “Effective Date”) by and between RiverSource Life Insurance Company, a Minnesota corporation, having offices at 227 Ameriprise Financial Center, Minneapolis, MN 55474 (herein “Company” and known internally as “Company 10” for accounting purposes) and Ameriprise India Private Limited, a company registered in India under the Companies Act, 1956, having offices at Plot No. 14, Sector 18, Udyog Vihar, Gurgaon, Haryana, 122015, India (herein “Service Provider” and known internally as “Company 672” for accounting purposes). As used in this Agreement, “Party” means either Service Provider or Company, as appropriate, and “Parties” means Service Provider and Company.

RECITALS
WHEREAS, Service Provider and Company are affiliated companies that are members of an insurance holding company system; and
WHEREAS, Service Provider has extensive experience in providing the kinds of services to be provided under this Agreement and an established infrastructure for providing such services in an efficient and cost effective manner; and
WHEREAS, the Company desires to obtain, for the benefit of its insurance business, certain services from the Service Provider and pay for the expenses incurred by the Service Provider on behalf of the Company, and the Service Provider desires to provide such services and incur such expenses, all upon the terms and conditions hereinafter set forth; and
WHEREAS, the Parties desire to set forth in writing the services and expenses which are the subject of this Agreement between the Parties.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:
1.    Services. At the request of the Company and subject to the Company’s sole and exclusive right to control and manage its insurance business, the Service Provider shall, in accordance with this Agreement, perform the services, functions and responsibilities (in each case as they may evolve, be supplemented, enhanced, modified or replaced), including providing certain specified deliverables (collectively, the “Services”). Particular Services shall be described in a schedule, a sample form of which is attached hereto as Exhibit 1 of this Agreement, or in any one or more schedules and attachments thereto and such schedules and their attachments will form a part of this Agreement from time to time (each, a “Schedule” and collectively, the “Schedules”). The expenses incurred by Service Provider shall be set forth in the applicable Schedules annexed hereto and made a part hereof. The Services provided by Service Provider to Company may be modified from time to time by amending the applicable Schedule as provided in this Agreement to accommodate any other services or expenses reasonably requested by the Company in connection with the Company’s business. For clarity, any references herein to this “Agreement” include each Exhibit, Schedule and any other attachment hereto and thereto.
2.    Term. This Agreement shall be for a term beginning on the Effective Date and shall remain in effect thereafter unless the Parties mutually agree otherwise; provided, however, that either Party may terminate this Agreement in accordance with the provisions of Section 18 below.
3.    Allocation of Costs. The Company agrees to reimburse Service Provider for Services and facilities provided by Service Provider pursuant to this Agreement at cost plus a reasonable profit margin that is consistent with applicable transfer pricing rules and a transfer pricing study conducted periodically. The charge to the Company for such Services and facilities shall include all direct and indirectly allocable expenses. The methods for allocating expenses to the Company shall be determined in accordance with the requirements of the Minnesota insurance holding company system laws. Such methods shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of expense incurred by the Service Provider on behalf of the Company. The method of allocating costs hereunder and the payment thereof shall be determined in the following manner:

a.The cost of Services performed by the Service Provider that are identifiable as expenses incurred directly and exclusively for the benefit of the Company shall be charged to the Company. This shall include, but not be limited to, the cost of supplies, materials, and various other items of expense incurred by the Service Provider directly on behalf of the Company as identified more specifically in the Schedules annexed hereto and made a part hereof.
b.The cost of Services performed by the Service Provider that are not identifiable as expenses incurred directly and exclusively for the benefit of the Company shall be allocated and charged to the Company in accordance with customary insurance accounting practices.
c.At the request of the Company, and at Service Provider’s expense, the Service Provider shall produce records and provide access to enable the Company to verify that such cost allocations are performed in accordance with the principles referenced above.
d.Each month, the Company shall reimburse the Service Provider for costs of Services provided or expenses incurred by the Service Provider under this Agreement during the preceding month, in accordance with the payment provisions of Section 4 below.
4.    Payments. For Services rendered under this Agreement, payment shall be made by the Company to the Service Provider in U.S. Dollars on a monthly basis within thirty (30) days of invoice or other notice. Any tax (other than income-tax), levies or duties, levied by any statutory authority in India in relation to the scope of Services, shall be billed extra on the total invoice value, which shall be borne by Company. In the event of imposition of new taxes, levies and duties after signing of this Agreement in relation to the scope of Services, but during the Term of this Agreement, Company shall bear and reimburse to Service Provider the amount of such new taxes, duties and levies. The Parties agree that during the course of any given month the Company may make reasonable estimated payments for part or all of the monthly cost in which case such payment shall be offset against the actual amount otherwise due at the end of the month under this Agreement. The Parties also agree that, at the option of the Company, the Company may reimburse the Service Provider based upon the Service Provider’s good faith estimate of the monthly costs for some or all of the Services provided hereunder, in which case there shall be a final adjustment made within thirty (30) days after completion of the Service Provider’s cost analysis performed at least annually.
5.    Responsibilities of Company.
Company agrees to perform each of the following responsibilities:
(a)Company shall audit, balance, verify, and reconcile, as applicable, all invoices and reports provided by Service Provider and shall notify Service Provider of any errors in such reports or unreconciled out-of-balance conditions promptly after receipt of the applicable report.
(b)Company shall assist Service Provider and provide Service Provider with all information and assistance reasonably requested by Service Provider to successfully implement any of the Services, to respond to any inquiries or complaints from Company or any of its customers, and to otherwise ensure that the Services are provided at a high level of quality in a cost effective manner.
(c)Company shall obtain the approval of each governmental entity, if any, whose approval is required for Company’s receipt and use of the Services.  Company shall comply with all conditions, restrictions, and limitations imposed by any of such entities in connection with such approval.
(d)Company shall use the Services in compliance with applicable law.
(e)Company and Service Provider shall work together to conceptualize and determine exact scope of the Services.
(f)Company shall work with the Service Provider in setting up of all policies and procedures in accordance with applicable law.

6.    Maintenance of Books. Company and Service Provider each shall maintain its own books, accounts and records in such a way as to disclose clearly and accurately the nature and detail of the transactions between them, including such accounting information as is necessary to support the reasonableness of charges under this Agreement, and such additional information as the Company may reasonably request for purposes of its internal bookkeeping and accounting operations. The Service Provider shall keep such books, records and accounts insofar as they pertain to the computation of charges hereunder available for audit, inspection and copying by the Company and persons authorized by it or any governmental agency having jurisdiction over the Company during all reasonable business hours.
7.    Ownership and Custody of Records. All records, books and files established and maintained by the Service Provider by reason of its performance of Services under this Agreement, which, if absent in this Agreement, would have been held by the Company, shall be deemed the property of the Company and shall be maintained in accordance with applicable laws and regulations. Such records should be available, during normal business hours, for inspection by the Company, anyone authorized by the Company, and any governmental agency that has regulatory authority over the Company’s business activities. Copies of such records, books and files shall be delivered to the Company on demand. All such records, books and files shall be promptly transferred to the Company by the Service Provider upon termination of this Agreement.
8.    Audit. The Company and persons authorized by it and any governmental agency having jurisdiction over the Company shall have the right, at Company’s expense, to conduct an audit of the relevant books, records and accounts in the possession of the Service Provider upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, the Service Provider shall give to the party requesting the audit reasonable cooperation and access to all books, records and accounts necessary to audit during normal business hours.
9.    Right to Contract with Third Parties. Nothing herein shall be deemed to grant the Service Provider an exclusive right to provide Services to the Company, and the Company retains the right to contract with any third party, affiliated or unaffiliated, for the performance of Services. The Service Provider, subject to the prior written notice and non-objection of the Company, shall have the right to subcontract with any third party, affiliated or unaffiliated, for the performance of Services requested by the Company under this Agreement, provided that the Service Provider shall remain responsible for the performance of Services by any such subcontractors in accordance with the terms of this Agreement; and provided however that the charges for any such subcontracted Services shall be determined on the basis described in Section 3 above.
10.    Safeguarding Customer Information. The Service Provider shall implement and maintain appropriate measures designed to meet the objectives of Minnesota Statutes sections 60A.98 and 60A.981, and other applicable laws, with respect to safeguarding the Company’s customer information and customer information systems, which shall be provided in writing to Service Provider by Company before commencement of Services under the Agreement. The Service Provider shall adjust information security programs upon reasonable request of the Company for any relevant changes dictated by the Company’s assessment of risk concerning its customer information and customer information systems. Confirming evidence that the Service Provider has satisfied its obligations under this Agreement shall be made available, during normal business hours, for inspection by the Company, anyone authorized by the Company, and any governmental agency that has regulatory authority over the Company’s business activities.
11.    Exercise of Judgment in Rendering Services. In providing Services hereunder which require the exercise of judgment by the Service Provider, the Service Provider shall perform such Services in accordance with standards and guidelines which the Company develops and communicates to the Service Provider. In performing Services hereunder, the Service Provider shall at all times act in a manner reasonably calculated to be in the interests of the Company.
12.    Capacity of Personnel and Status of Facilities. The Parties acknowledge and agree that the relationship between them is solely that of independent contractors, and nothing in this Agreement is to be construed to constitute the Parties as employer/employee, franchisor/franchisee, agent/principal, partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking. Whenever the Service Provider utilizes its employees or independent contractors to perform Services for the Company pursuant to this Agreement, such personnel shall at all times remain employees or independent contractors of the Service Provider, subject solely to the direction or responsibility of the Service Provider. The Company shall have no liability to such personnel for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations. No facility of the Service Provider used in performing Services for, or subject to use by, the Company shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement. All dealings between the Parties shall be in accordance with the arms' length standard and nothing contained herein shall be construed as constituting any relationship of joint venture or partnership between the Parties. The independent contractor status of any independent contractor engaged by the Service Provider shall not be affected by this Agreement.
13.    Assignment. This Agreement and any rights pursuant hereto shall not be assignable to an unaffiliated party by either Party hereto, except as set forth herein or by operation of law, subject to whatever regulatory filings or approvals may be applicable. Except as and to the extent specifically provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto, or their respective legal successors, any rights, remedies, obligations or liabilities that would otherwise be applicable. The representations, warranties, covenants and agreements contained in this Agreement shall be binding upon, extend to and inure to the benefit of the Parties hereto, their, and each of their, successors, and assigns respectively.
14.    Dispute Resolution. Upon the initiation of either Party, the Parties hereto shall make efforts to resolve any disputes or differences arising between them in relation to or under this Agreement amicably, without the necessity of any formal proceeding relating thereto. If the Parties fail to resolve the dispute within thirty (30) business days from the initiation of a dispute resolution as mentioned in the foregoing sentence by either Party, then either Party may refer such dispute to a court of competent jurisdiction in the appropriate Federal or State court located in Hennepin County, Minnesota.
15.    Indemnification and Limitation of Liability. The Company and the Service Provider agree to hold each other (including its respective officers, employees, directors and agents (the “Indemnified Parties”)) harmless and to indemnify each other against any and all liability, loss, fee, damage, expense, cost, cause of action, demand, penalty, fine or claim (including cost of litigation or administrative proceedings and counsel fees) resulting or arising from its (a) breach of any representation, warranty, covenant or agreement contained in this Agreement or any Schedule or (b) willful misconduct, fraud, criminal activity, intentional tort or negligence. In no event shall either Party be liable to the other Party for any lost profits and/or consequential indirect, special, incidental or punitive damages, even if such Party has been advised of the possibility of such potential loss or damage.
16.    Confidential Information. The Parties agree certain information released in performance of this Agreement, whether intentionally or unintentionally, may constitute confidential information (“Confidential Information”). Confidential Information, for purposes of this Agreement, means information released by one party (“Releasing Party”) to the other (“Receiving Party”), in whatever format, that is nonpublic, trade secret and/or proprietary. It is agreed that the Receiving Party shall maintain Confidential Information in strict confidence, refrain from misappropriating such information for purposes other than performing responsibilities under this Agreement or as otherwise agreed to by the Parties, use commercially reasonable efforts to prevent disclosure of such information to unauthorized or unaffiliated third parties and not copy such information without prior consent or acquiescence of the Releasing Party. The Party receiving the Confidential Information shall ensure that only its employees, authorized agents, or subcontractors who strictly “need to know” such Confidential Information to perform this Agreement will receive Confidential Information and that such persons agree to be bound by the provisions of this Section and maintain the existence of this Agreement and the nature of their obligations hereunder strictly confidential. These restrictions do not apply to information that (i) enters into the public domain through no fault or action of the Receiving Party, (ii) is obtained from a third party who is under no legal or contractual obligation to maintain confidentiality of such information, (iii) is independently developed by the Receiving Party without reference to or use of any Confidential Information, or (iv) is required to be disclosed pursuant to requirements of law or legal process, including but not limited to disclosures made to and required by any governmental agency having regulatory authority over the Company. Upon termination, if demanded by the Releasing Party, the Receiving Party shall within sixty (60) days return to the Releasing Party copies, in whatever form or medium, of any material containing Confidential Information.

17.    Notices. All notices, statements or requests provided for hereunder shall be deemed to have been duly given when delivered by hand to an officer of the other Party, or when deposited with the U.S. Postal Service, as first class certified or registered mail, postage prepaid, overnight courier service, or facsimile copy, addressed:
a.    If to the Service Provider to:    Tarun Mittal (VP - Enterprise Procurement)
Ameriprise India Private Limited.
Plot No. 14, Sector 18, Udyog Vihar,
Gurgaon, Haryana, 122015, India
Facsimile Number: 91.124.4175.747
Electronic Mail Address: Tarun.Mittal@ampf.com

b.    If to the Company to:    Chief Financial Officer
RiverSource Life Insurance Company
227 Ameriprise Financial Center
Minneapolis, MN 55474

with a copy to:    General Counsel
RiverSource Life Insurance Company
5229 Ameriprise Financial Center
Minneapolis, MN 55474
or to such other persons or places as each Party may designate from time to time. The aforementioned individuals shall also serve as contact persons for the purpose of carrying out this Agreement. As such, the contact persons shall be authorized to act on behalf of their respective parties as to the matters pertaining to this Agreement. Each Party shall notify the other in writing as to the name, address and telephone number of the designated contact person in the event there is a replacement or change in such contact information.
18.    Termination. This Agreement shall remain in effect until (i) the Parties mutually agree to terminate the Agreement or (ii) either the Company or the Service Provider gives the other Party one hundred and twenty (120) days or more advance written notice of the Party’s intent to terminate this Agreement or that portion of this Agreement pertaining to any one or more of the services or items set forth in Schedule 1 annexed hereto. Upon termination of this Agreement, Company shall pay to Service Provider all charges and payments, which are due hereunder for the Services performed in accordance with this Agreement up to the date of termination. Further, upon the termination of this Agreement, each Party shall promptly return to the other Party all documents and materials, belonging to the other Party with regard to this Agreement or shall at the option of the disclosing Party destroy all such documents or materials.
19.    Settlement on Termination. No later than sixty (60) days after the effective date of termination of this Agreement, the Service Provider shall deliver to Company a detailed written statement for all charges incurred and not included in any previous statement to the effective date of termination. The amount owed or to be refunded hereunder shall be due and payable within thirty (30) days of receipt of such statement.
20.    Performance Standards. Service Provider agrees that in performing the Services hereunder, it shall use that degree of ordinary care and reasonable diligence that an experienced and qualified provider of similar services would use acting in like circumstances in such matters and in accordance with the standards, practices and procedures established by the Service Provider for its own business. Service Provider shall perform Services according to servicing standards of the Company or such other standards as may be mutually agreed upon by the Parties. Service Provider shall comply with all laws, regulations, rules and orders applicable to (i) the Company with respect to the Services provided hereunder and (ii) the Service Provider with respect to its own business. Service Provider agrees to maintain sufficient facilities and trained personnel of the kind necessary to perform the Services under this Agreement.
21.    Control. The performance of Services by the Service Provider for the Company pursuant to this Agreement shall in no way impair the absolute control of the business and operations of the Service Provider or the Company by their respective Boards of Directors. The Service Provider shall act hereunder so as to assure the separate operating entity of the Company. The business and operations of the Company shall at all times be subject to the direction and control of the Board of Directors of the Company.

22.    Governing Law. This Agreement is made pursuant to and shall be governed by, interpreted under, and the rights of the Parties determined in accordance with, the laws of the State of Minnesota.
23.    Entire Agreement. This Agreement, together with such amendments as may from time to time be executed in writing by the Parties, constitutes the entire agreement and understanding between the Parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. Agreements to be superseded and terminated by this Agreement include a certain “Agreement by and among RiverSource Life Insurance Company, Ameriprise India Private Limited, and Ameriprise Financial, Inc. (a/k/a Supplementary Agreement No. 1)” dated January 1, 2007. Except as expressly set forth in the main body of this Agreement, in the event of any conflict between (i) the terms and conditions in the main body of this Agreement and (ii) any Schedule, exhibit, attachment, appendix or other underlying document hereto, the terms and conditions of this Agreement shall control, except to the extent that any Schedule, exhibit, attachment, appendix or other underlying document expressly identifies terms and conditions in the body of this Agreement intended to be overridden and provided that it controls in the event of any such conflict and in such case, the conflicting provision shall be effective only with respect to that underlying document.
24.    Severability. It is further agreed and understood by the Parties hereto that if any part, term or provision of this Agreement should be held unenforceable in the jurisdiction in which either Party seeks enforcement of this Agreement, it shall be construed as if not containing the invalid provision or provisions, and the remaining portions or provisions shall govern the rights and obligations of the Parties.
25.    Section Headings. Section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
26.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Party actually executing such counterpart, and all of which, when taken together, shall constitute one instrument.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the dates indicated below.

AMERIPRISE INDIA PRIVATE LIMITED		RIVERSOURCE LIFE INSURANCE COMPANY
By:	/s/ Sandeep Sugavanam	By:	/s/ John R Woerner
Name:	Sandeep Sugavanam	Name:	John R. Woerner
Title:	Vice President & General Manager	Title:	President
Date:	May 24, 2016	Date:	May 24, 2016

EXHIBIT-1
FORM OF SCHEDULE - SAMPLE

This Schedule is issued pursuant to, and incorporates the terms and conditions of, the Intercompany Services Agreement (“Agreement”) between Ameriprise India Private Limited (“Service Provider”) and RiverSource Life Insurance Company (“Company”) with an Effective Date of January 1, 2016. This Schedule sets forth certain affiliate support functions and services to be provided to Company in order to meet the business objectives of Company. Capitalized terms used in this Schedule without definition will have the meanings given to such terms in the Agreement. This Schedule is issued pursuant to the above‑referenced Agreement between the parties. Any term not otherwise defined herein, shall have the meaning specified in the Agreement. This Schedule is effective as of ______, 20__ (the “Schedule Effective Date”).

IN WITNESS WHEREOF, Service Provider and Company have caused this Schedule to be executed on their behalf by their duly authorized representative.

AMERIPRISE INDIA PRIVATE LIMITED	RIVERSOURCE LIFE INSURANCE COMPANY
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

SCHEDULE 1

This Schedule is issued pursuant to, and incorporates the terms and conditions of, the Intercompany Services Agreement (“Agreement”) between Ameriprise India Private Limited (“Service Provider”) and RiverSource Life Insurance Company (“Company”) with an Effective Date of January 1, 2016. This Schedule sets forth certain affiliate support functions and services to be provided to Company in order to meet the business objectives of Company. Capitalized terms used in this Schedule without definition will have the meanings given to such terms in the Agreement. This Schedule is issued pursuant to the above‑referenced Agreement between the Parties. Any term not otherwise defined herein, shall have the meaning specified in the Agreement. This Schedule is effective as of January 1, 2016 (the “Schedule Effective Date”).
1.    Services. To the extent requested by the Company, the Service Provider shall make its employees and facilities available for performance of the following kinds of services:

•	Accounting, financial analysis, financial reporting and treasury

•	Business analysis, business transformation, and project management

•	Human resources including payroll processing

•	Information systems and management

•	Strategic planning and business planning

•
Other support services such as policyholder servicing (mail, phone and electronic), premium processing, claims and new business processing support, including issuance of insurance policies and annuity contracts, consolidated client communications and general marketing services

2.    Fees. In connection with performing the Services detailed herein, the Company will be charged in accordance with Sections 3 and 4 in the Agreement.

IN WITNESS WHEREOF, Service Provider and Company have caused this Schedule to be executed on their behalf by their duly authorized representative.

AMERIPRISE INDIA PRIVATE LIMITED		RIVERSOURCE LIFE INSURANCE COMPANY
By:	/s/ Sandeep Sugavanam	By:	/s/ John R Woerner
Name:	Sandeep Sugavanam	Name:	John R. Woerner
Title:	Vice President & General Manager	Title:	President
Date:	May 24, 2016	Date:	May 24, 2016